Exhibit 3.10(a)

State of Delaware Secretary of State Division of Corporations Delivered 04:23 PM 09/15/2010 FILED 03:58 PM 09/15/2010 SRV 100911171 - 4872168 FILE

CERTIFICATE OF INCORPORATION

OF

Decade Acquisition Corp.

1. The name of the corporation is: Decade Acquisition Corp.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares, all of which shall be Common Stock, and the par value of each of such shares is $1.00 per share.

5. The name and mailing address of the sole incorporator are as follows:

Alex Jenkins

15305 Dallas Parkway, Suite 1600

Addison, TX 75001

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 15 day of September, 2010.

/s/ Alex Jenkins
Alex Jenkins
Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 04:43 PM 11/05/2010 FILED 04:43 PM 11/05/2010 SRV 101063516 - 2613818 FILE

CERTIFICATE OF MERGER

OF

DECADE ACQUISITION CORP.

AND

HEALTHMARK PARTNERS, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(I) Decade Acquisition Corp., which is Incorporated under the laws of the State of Delaware (the “Merging Corporation”); and

(II) Health Mark Partners, Inc., which is incorporated under the laws of the State of Delaware (the “Surviving Corporation”)

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

3. The Surviving Corporation in the merger herein certified will continue its existence under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of Merging Corporation, as now in force and effect, shall become the Certificate of Incorporation of Surviving Corporation upon the effective date of said merger until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid Surviving Corporation, the address of which is as follows: 40 Burton Hills Boulevard, Suite 200, Nashville, TN 37215.

6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by Surviving Corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Dated: Nov 5th, 2010

HEALTHMARK PARTNERS, INC.

By:	/s/ William Southwick
Name:	William Southwick
Title:	CEO

DECADE ACQUISITION CORP.

By:
Name:
Title:

Dated: Nov 5th, 2010

HEALTHMARK PARTNERS, INC.

By:
Name:
Title:

DECADE ACQUISITION CORP.

By:	/s/ Monica Cintado
Name:	Monica Cintado
Title:	Vice President